Exhibit 10.2

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6341 F (732) 537-5996 www.catalent.com

February 29, 2008

Mr. Matt Walsh

[Home Address]

Dear Matt:

Congratulations on your offer of employment! Catalent is the leading provider of pharmaceutical development services, drug delivery technologies, manufacturing and packaging services to the global pharmaceutical and biotechnology industry. We take great pride in hiring executives who have talent, drive and commitment and we are extremely delighted to have you join our team.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.	Position: Your position is Senior Vice President and Chief Financial Officer, reporting directly to John Lowry, President and Chief Executive Officer.

2.	Pay: Your base rate of pay will be $485,000 (gross amount) annually, paid on a bi-monthly basis. The official Catalent workweek starts on Monday and runs through Sunday. Catalent employees are paid every other Friday, one week in arrears according to the payroll schedule included in your packet.

3.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent.

4.	Sign-On Bonus: You are also being offered a one-time sign-on bonus of $200,000 (gross amount) which will be paid in September 2008 commensurate with Catalent’s annual Management Incentive Plan (MIP). If you voluntarily terminate employment with Catalent within twelve (12) months of your payout date, you will be obligated to repay Catalent the full amount of the sign on bonus.

5.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.	You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your potential incentive for fiscal year 2008 (July 1, 2007 - June 30, 2008) will be 75% of your annual base salary, prorated to reflect the number of days you are employed during the fiscal year. Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. This will be explained to you in more detail when you come on board, but I am happy to answer any questions you may have in the interim.

b.	You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation session.

c.	You will be eligible to participate in Catalent’s Deferred Compensation Plan that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home.

d.	We will recommend to the Board of Directors of PTS Holdings Corp. (parent entity of Catalent) that you be awarded stock options to acquire shares of common stock of PTS Holdings Corp. with an aggregate value of $4,000,000 dollars (based on the per share exercise price in effect at the time of grant) and with an exercise price per share equal to the Fair Market Value on the date of grant (as such term is defined in the Equity Documents). The grant of your award will be subject to your investment of not less than $400,000 in cash to purchase shares of common stock of PTS Holdings Corp. at a per share purchase price equal to the Fair Market Value. Provided that you make your required $400,000 investment at one time on a date that occurs before the 60th day following your start date with company, the company will pay you your sign-on bonus immediately prior to the date of your investment. The company is agreeing to pay your sign-on bonus early to allow you to utilize the after-tax proceeds of this bonus to satisfy a portion of your investment requirement. In the event that you do not make the entire $400,000 investment prior to the 60th day following your start date with the company, your sign-on bonus will be paid at the ordinary time to the extent it becomes payable in accordance with its terms. The grant of your award is also subject to the approval of the Board of Directors of PTS Holdings Corp. and the date of the award, if so approved, will be the date the Board of Directors approves your award. The timing of the approval of your recommended grant is dependent on your acceptance and start date. The complete terms and conditions of this equity award, including vesting provisions, will be communicated to you as part of the Equity Documents that you will receive, pending approval of the award. Equity Documents as used herein is defined as the PTS Holdings Corp. Management Equity Subscription Agreement, PTS Holdings Corp. Securityholders Agreement, 2007 PTS Holdings Corp. Stock incentive Plan, and the Non-Qualified Stock Option Agreement to the 2007 PTS Holdings Corp. Stock Incentive Plan (the “Equity Documents

6. Severance: A separate severance agreement letter is being prepared that will provide to you severance equal to your annual base salary and MIP target bonus, subject to the terms of the agreement.

7. Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day).

During the 2008 calendar year, you will be eligible to receive 26 days of Paid Time Off (PTO) prorated to date of hire. PTO includes vacation, sick and personal days, all of which need to be used during the 2008 calendar year. Please note that Catalent does not allow the carryover of unused PTO unless required by state law. Currently, New Jersey does not require such carry-overs.

8. Start Date: Your first day of employment will be on a mutually agreement date, but no later than April 7, 2008.

9. Relocation: You are eligible for relocation assistance in accordance with the Catalent Pharma Solutions for Homeowners Assistance. Your relocation package will include customary fees paid on sale of your current residence, realtor fees, moving (packing, unpacking), temporary housing and fees related to closing costs. In addition you will be eligible to receive the equivalent of one month salary to cover other related incidentals, expenses, details to be provided. Catalent will also arrange to make the services of Primacy Relocation, LLC available to help facilitate the sale of your home. Primacy is Catalent’s third-party provider under the Solutions for Homeowners Assistance policy, and will assist you throughout the sale process. In the event you are unable to sell your home for a price equal to your original purchase price for the home, Catalent will agree to reimburse you for any loss from your original purchase price over the gross sales price, up to a maximum reimbursement of $250,000 on an after-tax basis and net of any taxes that may apply. It is understood that if you voluntarily leave the employment of Catalent Pharma Solutions before one year, you will be responsible for reimbursing 100% of these costs (including any form of reimbursement payment), after one year 50% of these costs (including any form of reimbursement payment) and that after two years, there would no longer be a reimbursement obligation. By signing this offer letter, you agree that Catalent Pharma Solutions may withhold any amounts due from your final paycheck, as they relate to the above.

10. Screening: Consistent with our policies for all Catalent personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, the results of which must be negative, as well as an acceptable background check, including references.

The drug screen must be completed within five days of receipt of this offer.

11.	Terms: Employment with Catalent is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

12.	Ethics: As a company founded on a core set of values, we ask you to review the attached. Standards of Business Conduct.

13.	Orientation: Orientation for you will be conducted at the Somerset facility. We will work out a mutually agreeable day and time for your orientation to receive information about the benefits program, as well as technology training. If possible, on your first day, please bring the necessary identification to fill out your I-9 form. Typical identification items include your driver’s license and social security card.

Please fax back a signed copy of this offer within 48 hours of receipt of your electronic offer packet. Please fax your signed offer to Harry Weininger at 732-537-5932. Please contact Anna Murray at 732-537-6217 or anna.murray@catalent.com prior to faxing through signed copy.

If you have any questions, please feel free to call me at 732-537-6401.

Sincerely,

/s/ John Lowry
John Lowry
President and CEO
Catalent Pharma Solutions, Inc.

Enclosures

cc:	H.Weininger

I accept the above offer of employment:

	/s/ Matt Walsh	February 29, 2008
	Matt Walsh	Date

3